Exhibit 10.1

EXECUTION VERSION

RECEIVABLES FINANCING AGREEMENT

Dated as of April 28, 2023

by and among

ONCOR RECEIVABLES LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders and as Group Agents,

MUFG BANK, LTD.,

as Administrative Agent,

and

ONCOR ELECTRIC DELIVERY COMPANY LLC,

as initial Servicer

-i-

(continued)

-ii-

(continued)

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(continued)

Page
EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Contract
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	[Reserved]
EXHIBIT G	–	Form of Monthly Report
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Special Obligors

-iv-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 28, 2023 by and among the following parties:

(i)    ONCOR RECEIVABLES LLC, a Delaware limited liability company, as Borrower (“Borrower”);

(ii)    the Persons from time to time party hereto as Lenders and Group Agents;

(iii)    MUFG BANK, LTD. (“MUFG”), as Administrative Agent on behalf of the Credit Parties (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”); and

(iv)    ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company, in its individual capacity (“Oncor”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, as of any day, the average of the Dilution Ratios for the preceding twelve Settlement Periods.

“Administrative Agent” means MUFG, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article X or Section 13.03(g).

“Administrative Agent’s Account” means, with respect to the Administrative Agent, the account from time to time designated in writing by the Administrative Agent to each Group Agent, the Borrower and the Servicer for purposes of receiving payments to or for the account of the Administrative Agent hereunder.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge (including possessory or non-possessory pledge), lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 13.06(c).

“Affected Person” means each Credit Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, except that, in the case of each Conduit Lender, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be.

“Affiliate Receivable” means any Pool Receivable any Obligor of which (a) is an Affiliate of any Oncor Party; (b) is a Person 10% or more of the Capital Stock of which is controlled, directly or indirectly, by any Oncor Party or any Affiliate of any Oncor Party; or (c) is a Person which, together with any Affiliates of such Person, controls, directly or indirectly, 10% of the Capital Stock of any Oncor Party.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Oncor Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean applicable laws or regulations in any jurisdiction in which any Oncor Party is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto, including without limitation Title III of the USA PATRIOT ACT and the Money Laundering Control Act of 1986, as amended.

“Applicable Law” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order (including, without limitation, any commitments, undertakings and stipulations set forth therein), decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT, ERCOT and FERC), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee, such Committed Lender’s Group Agent and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel (limited to one legal counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, with respect to any Lender, on any date, a fluctuating rate of interest per annum equal to the highest of:

(a)    the applicable Prime Rate for such date;

(b)    the NYFRB Rate for such date, plus 0.50%; and

(c)    Term SOFR for a one-month tenor for such date, plus 0.50%.

“Base Rate Loan” means a Loan accruing Interest at the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any insolvency proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivable Pool Balance at such time, minus (ii) the Required Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or Term SOFR and a reduction of Capital is made for any reason on any day other than the last day of such Interest Period, (ii) any SOFR Loan is converted to a Base Rate Loan on any day other than the last day of an Interest Period, (iii) any SOFR Loan is assigned at the request of the Borrower on any day other than on the last day of the Interest Period applicable thereto or (iv) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a day that is a Saturday, Sunday or legal holiday in the City of New York) on which banks are open for business in New York City.

“Capital” means, with respect to any Lender, without duplication, the aggregate amounts paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing or repaying such Capital pursuant to Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certification of Beneficial Owner(s)” means a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Rule.

“Change in Control” means the occurrence of any of the following:

(a)    Oncor ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Borrower free and clear of all Adverse Claims (other than Permitted Adverse Claims);

(b)    any Subordinated Note shall at any time cease to be owned by an Originator free and clear of all Adverse Claims (other than Permitted Adverse Claims); or

(c)    the occurrence of any “Change in Control” under and as defined in the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, modification, waiver or termination thereof); provided, however, if, after the Closing Date, the definition of “Change in Control” (or any of the defined terms used in connection therewith) under and as defined in the Credit Agreement is amended, amended and restated, modified or waived, then the definition of “Change in Control” for purposes of this clause (c) shall automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, amendment and restatement, modification or waiver, (i) each of the Group Agents (or an Affiliate thereof) are a party to the Credit Agreement, (ii) each of the Group Agents (or an Affiliate thereof) consented in writing to such amendment, amendment and restatement, modification or waiver under the Credit Agreement and (iii) such amendment, amendment and restatement, modification or waiver is consummated in accordance with the terms of the Credit Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Group Agent with any request, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means April 28, 2023.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 4.05(a).

“Collection Account” means each account (and any related lock-box or post office box) listed on Schedule II to this Agreement (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to a Collection Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collection Account Control Agreement” means each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer, the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Oncor Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, Finance Charges, interest, fees and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all cash proceeds of all Related Security with respect to such Pool Receivable and (d) all other cash proceeds of such Pool Receivable.

“Commingling Ratio” means, with respect to any Settlement Period, the Excluded Receivables Ratio as of the Cut-Off Date of such Settlement Period.

“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), the maximum aggregate amount which such Person is obligated to lend hereunder on account of all Loans as set forth on Schedule I or in the Assignment and Acceptance Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires,

“Commitment” also refers to a Committed Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Committed Lenders” means MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.

“Competitor” means any competitor of Oncor that directly or indirectly is engaged in the same or a similar line of business as Oncor or any Originator, including, without limitation, any company that provides electricity transmission and distribution services, or that is a public utility, power generation company, or retail electric provider.

“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage, times (ii) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at the time of determination.

“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender”.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (as defined in Section 4.06), any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or repayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.02 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, a contract (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Oncor Parties, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“CP Rate” means, for any Conduit Lender and for any Interest Period for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions and fees of placement agents and dealers, foreign exchange and currency hedging costs, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Lender to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Lender) (determined in the case of Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period with respect to any Portion of Capital funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Lenders had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity); provided, further, that if the CP Rate as determined herein shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 9, 2021, among Oncor, as borrower thereunder, JPMorgan Chase Bank, N.A., as administrative agent and as swingline lender, and the lenders and the other parties from time to time party thereto as amended by the First Amendment to Revolving Credit Agreement, dated as of November 9, 2022, as amended, restated or otherwise modified from time to time.

“Credit Agreement Financial Covenant” means the financial covenant set forth in Section 5.11 of the Credit Agreement as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, modification, waiver or termination thereof.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date, a copy of which was delivered to the Administrative Agent as an attachment to the Servicer’s officer certificate, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Party” means each Lender, the Administrative Agent and each Group Agent.

“Cut-Off Date” means the last day of each Settlement Period.

“Days’ Sales Outstanding” means, on any date, the number of days equal to the product of (a) 30 and (b) the amount obtained by dividing (i) the aggregate Unpaid Balance of the Pool Receivables as of the Cut-Off Date of the most recently ended Settlement Period, by (ii) the aggregate initial Unpaid Balance of all Pool Receivables which were originated during the most recently ended Settlement Period.

“Debt” means, as to any Person at any time of determination (without duplication) all indebtedness of such Person (i) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (excluding trade payables in the ordinary course of business that are not more than 60 days overdue) that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (iii) as lessee for the principal component of all leases that are recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) in respect of Debt of others secured by a lien on any asset of such Person (with the Debt of such Person described in this clause (v) deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Debt and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith), (vi) all net payment obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates and (vii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vi) above (provided that this clause (vii) shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date); provided, however, that for all purposes, the following shall be excluded from the definition of “Debt”: (A) Qualified Transition Bonds (including interest rate swaps entered into by any Qualified Transition Bond Issuer of Oncor in connection with Qualified Transition Bonds issued by such Qualified Transition Bond Issuer), (B) amounts payable from Oncor to current or former Affiliates in connection with Nuclear Decommissioning Charges, retail clawback or other regulatory transition issues and (C) any Debt defeased by such Person or by any Subsidiary of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, proposal to creditors, rearrangement, receivership, insolvency, reorganization, administration, extraordinary administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Collections” has the meaning set forth in Section 3.01(d).

“Defaulted Receivable” means a Receivable (other than a Repurchased Qualified Defaulted Receivable): (a) as to which any payment, or part thereof, remains unpaid for more than 10 days from the original due date for such payment with respect to such Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing, (c) which has been written-off the applicable Originator’s or the Borrower’s books as uncollectable or (d) which consistent with the Credit and Collection Policy, would be or should have been written-off as uncollectible.

“Defaulting Lender” means any Committed Lender that (i) has failed, within three Business Days of the date required to be funded or paid, to (A) fund any portion of its Loans or (B) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (A) above, such Committed Lender notifies the Administrative Agent in writing that such failure is the result of such Committed Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Committed Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Committed Lender that it will comply with its obligations (and is financially able to meet its obligations) to fund prospective Loans under this Agreement, provided that such Committed Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (iv) has, become the subject of an Event of Bankruptcy that has occurred and is continuing.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and as to which any payment, or part thereof, remains unpaid for one (1) day or more from the original due date for such payment.

“Deposit Balance” means, as of any date of determination, the aggregate amount of security deposits and other deposits received by or on behalf of the Obligors that are then being held by the Originators and Affiliates thereof (or any agent thereof on their behalf).

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the most recently ended Settlement Period, and (b) the denominator of which is the Net Receivable Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Deemed Collections with respect to Reductions in respect of Pool Receivables and Repurchased Qualified Defaulted Receivables which occurred during the most recently ended Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during the Settlement Period one (1) month prior to the Settlement Period ending on such Cut-Off Date.

“Dilution Reserve Floor Percentage” means, with respect to any date of determination, an amount equal to the greater of (i) 2.0% and (ii) the following:

ADR x DHR

where:

ADR    =        the Adjusted Dilution Ratio on such day, and

DHR    =        the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, with respect to any date of determination, the product of (a) the positive difference between (i) the highest Dilution Ratio for any Settlement Period observed over the preceding twelve Settlement Periods (the “Dilution Spike”), minus (ii) the Adjusted Dilution Ratio, times (b) the quotient of (i) the Dilution Spike, divided by (ii) the Adjusted Dilution Ratio.

“Discretionary Advance” means an unsecured discretionary advance made to any Conduit Lender to repay maturing Notes.

“Disqualified Institution” shall mean, on any date, any Person (and any of such Persons’ Subsidiaries or Affiliates clearly identifiable solely on the basis of the similarity of its name) that is a Competitor of Oncor, which Person has been designated by Oncor as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders not less than three Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that Oncor has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dynamic Dilution Reserve Percentage” means, with respect to any date of determination, an amount equal to:

DHR x {(SF x ADR) + DVR}

where:

ADR    =        the Adjusted Dilution Ratio on such day,

DHR    =        the Dilution Horizon Ratio on such day,

DVR    =        the Dilution Volatility Ratio on such day, and

SF        =        the Stress Factor on such day.

“Dynamic Loss Reserve Percentage” means, on any day:

SF x LR x LHR

where:

SF    =        the Stress Factor on such day,

LR       =        the highest three-month average Loss Ratio over the past 12 months, and

LHR    =        the Loss Horizon Ratio on such day.

“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any Person managed by a Committed Lender or any of its Affiliates, (iii) any commercial paper conduit managed or supported by any Committed Lender or any of its Affiliates and (iv) any other financial or other institution that is acceptable to the Administrative Agent but in any event excluding any Defaulting Lender and any Disqualified Institution.

“Eligible Contract” means a Contract governed by the law of the United States or of any State thereof that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does not require any Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable or any proceeds of any of the foregoing (other than any such requirement that is ineffective under Article 9 of any applicable UCC), (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of the Administrative Agent or any Credit Party to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable, (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iv) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder), (v) has not otherwise been made non-assignable, (vi) that is (x) in substantially the form of one of the form contracts set forth on Exhibit D hereto as amended from time to time to comply with the Tariff, PURA or any PUCT requirements or (y) otherwise approved by the Administrative Agent in writing and (vii) remains in full force and effect.

“Eligible Receivable” means, as of any date of determination, a Receivable:

(a)    (i) which represents all or part of the sales price of services, sold by an Originator to the related Obligor in the ordinary course of such Originator’s business and sold or contributed to the Borrower pursuant to the Purchase and Sale Agreement, (ii) that is a Receivable for which all obligations of the related Originator in connection with which have been fully performed, and the related services performed, (iii) no portion of which is in respect of any amount as to which the related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (iv) which is not owed to any Originator or the Borrower, in whole or in part, as a bailee or consignee for another Person, (v) which is not issued under cash-in-advance or cash-on-account terms and (vi) with payment terms of (and which is due and payable) not more than 35 days from the original invoice date for such Receivable; provided that, for the avoidance of doubt, no portion of any Receivable for which the related services have not been performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Receivable Pool Balance);

(b)    for which the related Originator has recognized all of the related revenue on its financial books and records in accordance with GAAP;

(c)    which (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced or represented by “instruments” or “chattel paper”, (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC, (iv) does not represent Finance Charges and (v) is not payable in installments;

(d)    no Obligor of which (i) is a Sanctioned Person, (ii) is a Governmental Authority, (iii) is subject to an Event of Bankruptcy that has occurred and is continuing or (iv) is an Excluded Obligor;

(e)    each Obligor of which is a resident of, and has a billing address in, the United States or any State thereof;

(f)    no Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables, Repurchased Qualified Defaulted Receivables and Delinquent Receivables included in the Receivables Pool (or otherwise constituting Repurchased Qualified Defaulted Receivables) that is more than 50% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;

(g)    which (i) is not a Defaulted Receivable, a Delinquent Receivable, a Modified Receivable, a Repurchased Qualified Defaulted Receivable or an Excluded Receivable and (ii) has not been cancelled;

(h)    for which (i) the related Contract has not been cancelled and (ii) the related invoice either (A) does not include any Excluded Receivable or (B) includes each Excluded Receivable as a separate clearly identifiable line item therein;

(i)    with regard to which the warranties of the Borrower in Section 6.01(z) are true and correct;

(j)    the pledge, sale, contribution or servicing of which pursuant to the Purchase and Sale Agreement and this Agreement does not (i) violate, contravene or conflict with any Applicable Law, the related Contract or any other applicable contracts or other restrictions applicable to any Oncor Party or (ii) require the consent or approval of, or a license or consent from, any related Obligor, any Governmental Authority or any other Person, in each case, other than (x) such requirement that has been obtained and (y) such requirement that is ineffective under Article 9 of any applicable UCC;

(k)    which is denominated and payable only in U.S. Dollars in the United States by the related Obligor directly to a Collection Account that is in the name of the Borrower and subject to an enforceable Collection Account Control Agreement;

(l)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay such Receivable enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, credit, reduction, netting, litigation, counterclaim or defense whatsoever

(including defenses arising out of violations of usury laws) (other than potential discharge in a bankruptcy of the related Obligor), and (iii) is not subject to any Adverse Claim;

(m)    the payment or transfer of which is not subject to withholding Taxes or sales taxes;

(n)    no Obligor of which has any defenses arising out of the failure to effect the sale of such Receivable to the Borrower under the local laws applicable to such Obligor or the related Contract;

(o)    [reserved];

(p)    which together with the Contract and Related Security related thereto, does not (i) require the consent of any related Obligor in order for the related Originator or its assigns to sell, assign, transfer, pledge or hypothecate such Receivable or any Related Security with respect thereto (other than any such requirement that is ineffective under Article 9 of any applicable UCC) or (ii) contravene any Applicable Law applicable thereto (including Applicable Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which would, individually or in the aggregate reasonably be expected to have a material adverse effect on the value, validity, collectability or enforceability of the related Receivable or would, individually or in the aggregate reasonably be expected to have a Material Adverse Effect and with respect to which the origination thereof did not violate any such Applicable Law in any material respect;

(q)    which together with the Related Security with respect thereto (i) was originated by the applicable Originator in the ordinary course of its business and (ii) satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(r)    which together with the Contract and Related Security related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02;

(s)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof or of the Related Security with respect thereto under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect, in each case, unless any such requirement is ineffective under Article 9 of any applicable UCC;

(t)    the purchase of which is a “current transaction” within Section 3(a)(3) of the Securities Act;

(u)    which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(v)    the purchase of which by the Borrower under the Purchase and Sale Agreement does not and the transactions contemplated hereby do not, constitute a Security;

(w)    all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Borrower under and in accordance with the Purchase and Sale Agreement, and the Borrower has good and marketable title thereto free and clear of any Adverse Claim;

(x)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(y)    which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;

(z)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(aa)    for which either (i) the invoice therefor has been delivered to the related Obligor or (ii) such Receivable is an Eligible Unbilled Receivable;

(bb)    which is neither (i) a Supplier Receivable; provided that if such Receivable constitutes a Supplier Receivable as a result of the related Obligor or an Affiliate thereof providing electricity to an Originator or an Affiliate thereof then only the portion of such Receivable in an amount equal to the aggregate amount owing to such Obligor by the Originators and their Affiliates for electricity shall be ineligible nor (ii) an Affiliate Receivable;

(cc)    if a Ratings Event has occurred and is continuing, for which neither the related Originator nor any Affiliate thereof is holding any Deposit Balances or other deposits received by or on behalf of the related Obligor; provided that only the portion of such Receivable in an amount equal to such Deposit Balances or other deposits shall be ineligible; and

(dd)    which (i) arises solely in connection with Oncor’s distribution of electricity within the State of Texas to customers served by an Eligible REP and (ii) is owing and due from an Eligible REP in connection with such Eligible REP’s sales of electricity to one or more customers in Texas in a manner consistent with PUCT regulations.

“Eligible REP” means a Person that is authorized under the regulations of the PUCT to sell electricity, including as a “Retail Electric Provider” pursuant to Subchapter R of the Substantive Rules of the PUCT, in the competitive electricity territory of Texas, and that remits to the Servicer charges for electricity transmission and distribution services pursuant to Applicable Law in connection with the Eligible REP’s sales of electricity at retail.

“Eligible Unbilled Receivable” means, at any time of determination, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, (b) not more than thirty-five (35) calendar days have expired since the day that such Unbilled Receivable arose, (c) it represents amounts that have been fully earned in accordance with the terms of the related Contract and is a legal, valid and binding payment obligation of the related Obligor that is enforceable against such Obligor, (d) the related Originator maintains records and systems that allows for the tracking and monitoring of such Unbilled Receivable and (e) such Receivable will be due within thirty-five (35) calendar days of the date such Receivable ceases to be an Unbilled Receivable.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security or instrument that is convertible into, or exchangeable for, Capital Stock.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Oncor Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Oncor Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Oncor Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Oncor Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Oncor Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Oncor Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Oncor Party or any ERISA Affiliate of any notice, concerning the imposition upon any Oncor Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning set forth in Section 10.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.10(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.10(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.10(d).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, administration, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, administrator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, administration or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Default” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Excess Deposit Balance Concentration Amount” means, at any time, so long as no Ratings Event has occurred and is continuing, the amount by which (a) the Deposit Balance at such time, exceeds (b) the product of (x) 2.50%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Obligor Concentration Amount” means, at any time, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that are owed by such Obligor or an Affiliate of such Obligor at such time, exceeds (b) the Concentration Limit for such Obligor at such time.

“Excess Unbilled Receivables Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables included in the Receivables Pool that constitute Eligible Unbilled Receivables at such time, exceeds (b) the product of (x) the applicable Unbilled Receivables Concentration Percentage, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” means each of the Persons from time to time consented to in writing by the Administrative Agent and each Group Agent (in their sole discretion). As of the Closing Date, no Excluded Obligors exist.

“Excluded Receivable” means each Receivable (without giving effect to the exclusion of “Excluded Receivable” from the definition thereof), (a) the obligor of which is an Excluded Obligor or (b) that is a Nuclear Decommissioning Charge; provided, however, that no indebtedness or other obligation that is included in any Monthly Report as a Receivable shall constitute an “Excluded Receivable”.

“Excluded Receivables Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Excluded Receivables as of the Cut-Off Date of the most recently ended Settlement Period, and (b) the denominator of which is the sum of (i) the aggregate Unpaid Balance of all Excluded Receivables as of the Cut-Off Date of the most recently ended Settlement Period, plus (ii) the aggregate Unpaid Balance of all Pool Receivables (other than any Unbilled Receivables) as of the Cut-Off Date of the most recently ended Settlement Period.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a Lender (other than pursuant to an assignment request by the Borrower under Section 2.06) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 4.03(f) and (g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Group” has the meaning specified in Section 2.02(g).

“Facility Limit” means $500,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Final Maturity Date” means the date that (i) is sixty (60) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 9.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges, early termination charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Officer” of any Person means, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person, or any responsible officer of such Person designated by one of the foregoing officers.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Floor” means a rate of interest equal to 0.0%.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means, (i) for any Conduit Lender, such Conduit Lender, together with such Conduit Lender’s Related Committed Lenders and related Group Agent and (ii) for any other Lender that does not have a Related Conduit Lender, such Lender, together with such Lender’s related Group Agent and each other Lender for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings; provided, further, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) has a short-term rating from only one of Moody’s or S&P, such Obligor’s “Excess Obligor Concentration Amount” shall be determined based upon the short-term debt rating that is maintained. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining “Excess Obligor Concentration Amount” for such Obligors.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings; provided, further, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) has a short-term rating from only one of Moody’s or S&P, such Obligor’s “Excess Obligor Concentration Amount” shall be determined based upon the short-term debt rating that is maintained. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining “Excess Obligor Concentration Amount” for such Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s (or its parent or majority owner, as applicable, if such Obligor is not rated) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have the lower of the two ratings; provided, further, if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) has a short-term rating from only one of Moody’s or S&P, such Obligor’s “Excess Obligor Concentration Amount” shall be determined based upon the short-term debt rating that is maintained. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining “Excess Obligor Concentration Amount” for such Obligors.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Lenders within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Holdings” means Oncor Electric Delivery Holdings Company LLC.

“Illegality Notice” has the meaning specified in Section 4.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 7.03(c).

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each Settlement Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a)    if such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes, the applicable CP Rate; or

(b)    if such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion of Capital thereof) under a Program Support Agreement, or if a Committed Lender is then funding such Loan (or such portion of Capital thereof)), then Term SOFR plus the SOFR Spread;

provided, however, that the “Interest Rate” for each Loan and any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Lenders” means the Conduit Lenders and the Committed Lenders.

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Lender (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Lender’s Notes or other senior indebtedness.

“Liquidity Provider” means any lender, credit enhancer or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Lender.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Loss Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the two most recently ended Settlement Periods, plus (ii) 35.0% of the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the third most recently ended Settlement Period and (b) the denominator of which is the Net Receivable Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period.

“Loss Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Pool Receivables and Repurchased Qualified Defaulted Receivables as to which any payment, or part thereof, remains unpaid for more than 10 days from the original due date for such payment with respect to such Pool Receivable or Repurchased Qualified Defaulted Receivables, plus (without duplication) (ii) any Losses (net of recoveries) incurred in the most recently ended Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the Settlement Period two (2) months prior to the Settlement Period ending on such Cut-Off Date.

“Loss Reserve Floor Percentage” means 10.0%.

“Losses” means the Unpaid Balance of any Pool Receivables or Repurchased Qualified Defaulted Receivables that have been, or should have been, written-off as uncollectible by the Servicer or any Originator in accordance with the Credit and Collection Policies.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders in all Groups); provided, however, that at any time there are two or more Groups, “Majority Group Agents” shall mean at least two Group Agents.

“Manhattan” means Manhattan Asset Funding Company LLC.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Oncor Party to perform its obligations under this Agreement or any other Transaction Document;

(b)    (i) the validity or enforceability against any Oncor Party of any Transaction Document or (ii) the value, validity, enforceability or collectibility of the Pool Receivables, the Related Security with respect thereto or, in each case, any material portion thereof, including if such event or circumstance would materially increase the days to pay or dilution with respect to the Pool Receivables or any material portion thereof;

(c)    (i) the status, existence, perfection, priority, enforceability or other rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral or (ii) the validity or enforceability against any Oncor Party of any Transaction Document;

(d)    (i) if a particular Person is specified, the business, assets, liabilities, property, operations or financial condition of such Person and its Subsidiaries, taken as a whole or (ii) if a particular Person is not specified, the business, assets, liabilities, properties, operations or financial condition of any of the Oncor Parties, taken as a whole or the Borrower; or

(e)    the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Maximum Days’ Sales Outstanding” means, as of any day, the highest Days’ Sales Outstanding for any Settlement Period observed over the preceding twelve Settlement Periods.

“Modified Receivable” means a Receivable as to which the payment terms of the related Contract have been extended or modified for credit reasons since the origination of such Receivable, unless such extension or modification has been performed in compliance with Section 8.02.

“Monthly Report” means a report, in substantially the form of Exhibit G.

“Monthly Settlement Date” means the second (2nd) Business Day after each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Moody’s Debt Rating” means (a) so long as Oncor does not have a senior unsecured non-credit enhanced long term debt rating from Moody’s, the rating that is one notch below the rating (whether explicit or implied) assigned by Moody’s to the senior secured non-credit enhanced long term debt of Oncor and (b) thereafter, the rating (whether explicit or implied) assigned by Moody’s to the senior unsecured non-credit enhanced long term debt of Oncor.

“MUFG” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of any Oncor Party, any Subsidiary or any ERISA Affiliate is making, or accruing an obligation to make, contributions or with respect to which any Oncor Party, any Subsidiary or any ERISA Affiliate could incur liability under Title IV of ERISA.

“Net Receivable Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Excess Obligor Concentration Amount at such time, plus (b) the Excess Unbilled Receivables Concentration Amount at such time, plus (c) the Excess Deposit Balance Concentration Amount at such time.

“Non-Consenting Lender” means any Lender, or any member of any Group represented by a Group Agent, that does not approve any consent, waiver, amendment or other modification that (i) requires the approval of all Lenders or Group Agents or all affected Lenders or Group Agents in accordance with the terms of Section 13.01 and (ii) has been approved by the Majority Group Agents.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.

“Nuclear Decommissioning Charges” means any amounts in connection with the nuclear decommissioning trust funds nonbypassable charges that any Oncor Party bills and collects from Eligible REPs for the benefit of Vistra Corp. (or its successors or affiliates) pursuant to 16 Tex. Admin. Code §25.303.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including any guarantor thereof.

“Obligor A” has the meaning set forth on Schedule IV.

“Obligor A Parent” has the meaning set forth on Schedule IV.

“Obligor B” has the meaning set forth on Schedule IV.

“Obligor B Parent” has the meaning set forth on Schedule IV.

“Obligor C” has the meaning set forth on Schedule IV.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oncor” has the meaning set forth in the preamble to this Agreement.

“Oncor Party” means Oncor, the Borrower, the Servicer and each Originator.

“Organizational Documents” means with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Originator” means each Person that is a party to the Purchase and Sale Agreement as an “Originator” thereunder.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes or any other excise, transfer or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, performance, delivery, filing, recording, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.06).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Group” has the meaning set forth in Section 7.03(c).

“Participant” has the meaning set forth in Section 13.03(e).

“Participant Register” has the meaning set forth in Section 13.03(f).

“Party” means any Person who is a party to this Agreement.

“PATRIOT Act” has the meaning set forth in Section 13.15.

“Payment Recipient” has the meaning set forth in Section 10.10(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by such Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Adverse Claim” means (a) any Adverse Claim created under the Transaction Documents, (b) any inchoate liens for current taxes, assessments and governmental charges or levies not yet due and payable or for which the validity or amount thereof is being contested in good faith by appropriate proceedings and as to which adequate reserves are set aside in accordance with GAAP, but only so long as foreclosure with respect to such lien is not imminent and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings and (c) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash or instruments on deposit in a Collection Account.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Oncor Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Lender, (b) the issuance of one or more surety bonds for which any Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Lender to any Program Support Provider of any Loan (or portions thereof or participation interest therein) maintained by such Conduit Lender and/or (d) the making of loans and/or other extensions of credit to any Conduit Lender in connection with such Conduit Lender’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Lender, any Liquidity Provider and any other Person (other than any customer of such Conduit Lender) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender pursuant to any Program Support Agreement.

“PUCT” means the Public Utility Commission of Texas or any successor.

“PURA” means the Texas Public Utility Regulatory Act, as amended.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators and the Borrower.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Qualified Transition Bond Issuer” shall mean, with respect to Oncor, (i) Oncor, (ii) a Subsidiary of Oncor formed and operating solely for the purpose of (A) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the PUCT, (B) issuing such securities pursuant to such order, (C) pledging its interests in such transition property to secure such securities and (D) engaging in activities ancillary to those described in (A), (B) and (C) or (iii) any directly or indirectly held Subsidiary of Oncor formed and operating for purposes that include owning a Person identified in clause (ii) above; provided, however, that Borrower shall not constitute a “Qualified Transition Bond Issuer”.

“Qualified Transition Bonds” of Oncor shall mean securities, however denominated, that are (i) issued by a Qualified Transition Bond Issuer, (ii) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (ii) (A) of the definition of “Qualified Transition Bond Issuer”, and (iii) non-recourse to Oncor or any of its consolidated Subsidiaries (other than the issuer of such securities).

“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Lender).

“Ratings Event” means, at any time of determination, one or more of the following events have occurred and are continuing: (i) the S&P Debt Rating is below BBB- or Oncor does not have a S&P Debt Rating or (ii) the Moody’s Debt Rating is below Baa3 or Oncor does not have a Moody’s Debt Rating.

“RBC” means Royal Bank of Canada.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the services rendered or to be rendered by an Originator to or for the account of a REP in connection with the Tariff and billed or billable through the Texas Standard Electronic Transaction system (or similar system), or any successor system implemented for the ERCOT market, and includes, without limitation, the obligation to pay any service charges, Finance Charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction. Notwithstanding anything contained herein to the contrary, the term “Receivable” shall not include any Excluded Receivable.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement and which are then owned by the Borrower and that do not constitute Repurchased Qualified Defaulted Receivables that have been repurchased by an Originator in accordance with the Purchase and Sale Agreement.

“Reduction” has the meaning set forth in Section 3.01(d)(i).

“Register” has the meaning set forth in Section 13.03(c).

“Regulatory Asset” means a regulatory asset recorded by Oncor pursuant to 16 Tex. Admin. Code § 25.107(f)(3)(B) or similar law, regulation or PUCT rules or order for bad debt expenses resulting from an Eligible REP’s default on its obligation to pay delivery charges to Oncor.

“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as such for each Conduit Lender as set forth on the signature pages of this Agreement or in any Assignment and Acceptance Agreement.

“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such Committed Lender, as the case may be.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)    all instruments and chattel paper that may evidence such Receivable;

(b)    all Deposit Balances and all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(c)    excluding any Regulatory Assets, all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter of credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d)    excluding any Regulatory Assets, all books and records of the Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(e)    all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents; and

(f)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).

“REP” means, as of any date of determination, a Person that is (or was) authorized under the regulations of the PUCT to sell electricity, including as a “Retail Electric Provider” pursuant to Subchapter R of the Substantive Rules of the PUCT, in the competitive electricity territory of Texas.

“Reportable Event” shall mean any reportable event as defined in Sections 4043(c)(1)- (8) of ERISA or the regulations issued thereunder (other than a reportable event for which the 30 day notice requirement has been waived) with respect to a Plan (other than a Plan maintained by an

ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Reporting Date” means the 20th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Representatives” has the meaning set forth in Section 13.06(c).

“Repurchased Qualified Defaulted Receivables” has the meaning set forth in the Purchase and Sale Agreement.

“Required Capital Amount” means $46,000,000.

“Required Reserves” means, for any day, (i) the sum of (a) the greater of (I) the sum of the Loss Reserve Floor Percentage and the Dilution Reserve Floor Percentage and (II) the sum of the Dynamic Loss Reserve Percentage and the Dynamic Dilution Reserve Percentage, plus (b) the sum of the Yield Reserve Percentage and the Servicing Fee Reserve Percentage, multiplied by (ii) the Net Receivable Pool Balance as of such date.

“Responsible Officer” means, with respect to any Person, the general counsel, the president, the chief executive officer, the chief financial officer, the chief operating officer, the treasurer, the assistant treasurer, any other senior vice president of such Person and any other officer of such Person responsible for the administration of the obligations of such Person in respect of this Agreement and the other Transaction Documents.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“S&P Debt Rating” means (a) so long as Oncor does not have a senior unsecured non-credit enhanced long term debt rating from S&P, the rating that is one notch below the rating (whether explicit or implied) assigned by S&P to the senior secured non-credit enhanced long term debt of Oncor and (b) thereafter, the rating (whether explicit or implied) assigned by S&P to the senior unsecured non-credit enhanced long term debt of Oncor.

“Sanctioned Person” means any Person: (a) listed on, and/or targeted by, any Sanctions; (b) resident, operating, or organized under the laws of, a comprehensively Sanctioned country or territory; or (c) who is directly or indirectly owned or controlled by any such Person or Person(s).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Termination Date” means April 28, 2026, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Sempra” means Sempra Energy, a California corporation.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Reserve Percentage” means, as of any date of determination, an amount equal to:

(SF x SFR) x (MDSO/360)

where

SF	= stress factor of 1.5;

SFR	= the Servicing Fee Rate; and

MDSO	= the Maximum Days’ Sales Outstanding on such day.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means each calendar month; provided, that the last Settlement Period shall end on the Final Payout Date.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“SMBC Nikko” means SMBC Nikko Securities America, Inc.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan accruing Interest at Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Spread” means 0.10% per annum.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Percentage” has the meaning set forth in the defined term Specified Concentration Percentage.

“Special Obligor” has the meaning set forth in the defined term Specified Concentration Percentage.

“Special Obligor A Ratings Event” means, with respect to the Obligor A Parent, one or more of the following events have occurred with respect to the Obligor A Parent: (i) the Obligor A Parent’s long-term rating from S&P or Moody’s shall be downgraded below BB or Ba1, as applicable or (ii) the Obligor A Parent ceases to have one or more long-term ratings from S&P or Moody’s.

“Special Obligor B Ratings Event” means, with respect to the Obligor B Parent, one or more of the following events have occurred with respect to the Obligor B Parent: (i) the Obligor B Parent’s long-term rating from S&P or Moody’s shall be downgraded below BB or Ba1, as applicable or (ii) the Obligor B Parent ceases to have one or more long-term ratings from S&P or Moody’s.

“Specified Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 10.00%, (ii) for any Group B Obligor, 10.00%, (iii) for any Group C Obligor, 5.00% and (iv) for any Group D Obligor, 2.25% (or solely to the extent an Obligor C Event has occurred, 2.50%) and (b) for each of the Obligors listed in the chart below (each, a

“Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Percentage”); provided, however, that (i) the Administrative Agent may (or, at the direction of any Group Agent shall), upon not less than thirty (30) calendar days’ (or solely with respect to (I) Obligor A if a Special Obligor A Ratings Event has occurred, ten (10) Business Days’ or (II) Obligor B if a Special Obligor B Ratings Event has occurred, ten (10) Business Days’) notice to the Borrower (x) cancel the Special Concentration Percentage with respect to the applicable Special Obligor(s), in which case the Specified Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above or (y) reduce the Special Concentration Percentage with respect to the applicable Special Obligor(s) to a percentage not less than the Specified Concentration Percentage for such Special Obligor(s) as determined pursuant to clause (a) above and (ii) Obligor C will automatically cease to be a Special Obligor if its credit rating at such time would otherwise qualify it to be other than a Group D Obligor (any such cancelation or cessation of Obligor C as a Special Obligor or reduction of the Special Concentration Percentage of Obligor C to a percentage below 2.50%, an “Obligor C Event”). In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Percentage shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Percentage
Obligor A	25.00%
Obligor B	25.00%
Obligor C	3.25%

“Stress Factor” means 2.00.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, or (b) by one or more Subsidiaries of such Person.

“Supplier Receivable” means any Pool Receivable the Obligor of which is a material supplier to any Originator or any of its respective Affiliates or an Affiliate of any such material supplier.

“Tariff” means Oncor’s Tariff for Retail Delivery Service (including the service regulations contained therein), as approved by the PUCT, which Tariff may be amended from time to time with PUCT approval.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Term SOFR” means,

(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (as defined in Section 4.06) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $ 100,000,000.

“Thunder Bay” means Thunder Bay Funding, LLC.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Collection Account Control Agreements, the Fee Letter, each Subordinated Note and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Borrower, any Originator, the Servicer or the Receivables.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, as of any date of determination, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unbilled Receivables Concentration Percentage” means, as of any date of determination, (i) if either (x) the S&P Debt Rating is BB+ or above or (y) the Moody’s Debt Rating is Ba1 or above, then 50.0%, (ii) if clause (i) above is not satisfied and either (x) the S&P Debt Rating is B+ or above but below BB+ or (y) the Moody’s Debt Rating is B1 or above but below Ba1, then 25.0% or (iii) if neither clause (i) nor clause (ii) above are satisfied, then 0.0%.

“Undrawn Fees” has the meaning set forth in the Fee Letter.

“United States” means the United States of America.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable or Excluded Receivable, the then outstanding principal balance thereof.

“U.S. Dollars” and “$” each mean the lawful currency of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).

“Victory” means Victory Receivables Corporation, a Delaware corporation.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means at any time of determination:

1.50 x MDSO x BR

360

where:

BR      =         the Base Rate as of the Cut-Off Date of the most recently ended Settlement Period;   and

MDSO=         the Maximum Days’ Sales Outstanding on such day.

SECTION 1.02. Other Interpretative Matters. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the Credit Agreement Financial Covenant, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing Oncor’s audited financial statements referred to in Section 6.02(u). If at any time any change in GAAP would affect the computation of the Credit Agreement Financial Covenant, and either the Borrower or the Majority Group Agents shall so request, the Administrative Agent, the Group Agents and the Borrower shall negotiate in good faith to amend the Credit Agreement Financial Covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Group Agents); provided that, until so amended, (i) the Credit Agreement Financial Covenant shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Group Agents financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Lenders, ratably, in accordance with the aggregate of the Commitments of the Related Committed Lenders with respect to each such Conduit Lender, severally and not jointly, may, in their sole discretion, make Loans to the Borrower on a revolving basis, and if and to the extent any Conduit Lender does not make any such requested Loan or if any Group does not include a Conduit Lender, the Related Committed Lender(s) for such Conduit Lender or the Committed Lender for such Group, as the case may be, shall, ratably in accordance with its respective Commitments, severally and not jointly, make such Loans to the Borrower, in either case, from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)    the Aggregate Capital would exceed the Facility Limit at such time;

(ii)    the sum of (A) the Capital of such Lender, plus (B) the aggregate outstanding Capital of each other Lender in its Group, would exceed the Group Commitment of such Lender’s Group;

(iii)    if such Lender is a Committed Lender, the aggregate outstanding Capital of such Committed Lender would exceed its Commitment; or

(iv)    the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans.

(a)    Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Group Agent in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day which is at least one Business Day prior to the proposed date of such Loan (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall be denominated in U.S. Dollars and not be less than $5,000,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b)    Funding Loans.

(i)    On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the Administrative Agent’s Account, an aggregate amount equal to the amount of such Loans requested. On the date of each Loan, the Administrative Agent will make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans funded by the Lenders in respect of such Loan Request.

(ii)    Unless the Administrative Agent shall have received notice from a Lender, with a copy to the Borrower, prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Capital. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)    Each Committed Lender’s obligation shall be several, such that the failure of any Committed Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Committed Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Committed Lender shall be responsible for the failure of any other Committed Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d)    The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a repayment of the outstanding Capital of the Lenders to the extent required under Section 3.01(a) and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its sole discretion, shall have the right to make a repayment, in whole or in part, of the outstanding Capital of the Lenders on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such notice shall be delivered no later than 1:00 p.m. (New York City time) on a Business Day that is at least one Business Day prior to the proposed date of such repayment (it being understood that any such notice delivered after such time shall be deemed to have been delivered on the following Business Day), (ii) each such repayment shall be in a minimum aggregate amount of $5,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a repayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero, and (iii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date (or to the extent such repayment date is on a Settlement Date, on such Settlement Date).

(e)    The Borrower may, at any time upon (i) at least thirty (30) days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or (ii) at least five (5) Business Days’ prior written notice to the Administrative Agent and each Group Agent, ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $10,000,000 or integral multiples of $100,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $250,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.

(f)    In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of Lenders in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the Aggregate Capital, and second to the payment of the remaining outstanding

Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

(g)    Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may thirty (30) calendar days prior to each anniversary of the Closing Date advise the Administrative Agent and each Group Agent in writing of its desire to extend the Scheduled Termination Date for an additional year. The Administrative Agent and each Committed Lender (or its Group Agent on its behalf) shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than ten (10) calendar days prior to such anniversary date; provided, however, that if the Administrative Agent or any Committed Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Committed Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Committed Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Committed Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Lender’s Group shall be an “Exiting Group” for all purposes of this Agreement.

SECTION 2.03. Interest and Fees.

(a)    On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Group Agent, each Lender and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (such fee letter agreements, each as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Undrawn Fees shall cease to accrue on the unfunded portion of the Commitment of a Defaulting Lender as provided in Section 2.05.

(b)    Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

(c)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.04. Records of Loans. Each Group Agent shall record in its records, the date and amount of each Loan made by the Lenders in its Group hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. Defaulting Committed Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Undrawn Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender during any period that such Committed Lender is a Defaulting Lender.

(b)    The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided, that, except as otherwise provided in Section 13.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).

(c)    In the event that the Administrative Agent, the Borrower and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with its applicable Commitment; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 2.06. Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 4.01 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 4.03, then such Lender shall (at the written request of the Borrower addressed to the applicable Group Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans or Commitments hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as applicable, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)    If (i) any Lender has requested compensation under Section 4.01 or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.03 (in each case, unless such Lender has designated a different lending office in accordance with Section 2.06(a)) or (ii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the applicable Group Agent and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.03), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.03) and obligations under this Agreement and the other Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment and delegation); provided, however, that:

(i)    the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any Breakage Fees) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payment required to be made under Section 4.03, such assignment will result in a reduction in compensation or payments under Section 4.01 or Section 4.03, as applicable;

(iv)    such assignment does not violate Applicable Law;

(v)    in the case of any assignment and delegation resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)    the Borrower shall be permitted to replace any Lender which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Transaction Document.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under Section 2.06(a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01. Settlement Procedures.

(a)    Collections. The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, (x) if so requested by the Administrative Agent at any time while an Event of Default has occurred and is continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion and (y) if the Servicer or any Originator has provided written notice to the Borrower or the Administrative Agent of its election to terminate sales of Receivables under the Purchase and Sale Agreement, retain in the Collection Accounts and not transfer out of or otherwise remove therefrom until the applicable Settlement Date), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Collection Account; provided, however, that (i) so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Purchase and Sale Agreement (each such release, a “Release”) and (ii) amounts held in trust by the Servicer pursuant to this Section 3.01(a) may be commingled with other funds of the Servicer in one or more accounts of the Servicer or an Affiliate thereof that does not constitute a Collection Account (unless otherwise requested by the Administrative Agent at any time while an Event of Default has occurred and is continuing); provided, further, that any such commingling shall not derogate from the Borrower’s or the Servicer’s indemnification obligations with respect to commingling pursuant to Section 12.01 and 12.02. On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)    first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii)    second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii)    third, as set forth in clauses (x), (y) and/or (z) below, as applicable:

(x)    prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);

(y)    on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time; and

(z)    prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the Lenders in payment of all or any portion of the Aggregate Capital at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv)    fourth, to the Credit Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Credit Parties;

(v)    fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi)    sixth, the balance, if any, to be paid to the Borrower for its own account.

(b)    All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) hereunder shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c)    If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)    For the purposes of this Section 3.01:

(i)    if on any day the Unpaid Balance of any Pool Receivable is (A) reduced as a result of any defective or rejected services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise by any Oncor Party or any Affiliate thereof (other than cash Collections on account of the Receivables), (B) reduced as a result of converting such Receivable to an Excluded Receivable, (C) reduced as a result of applying any Deposit Balance or any other amount on deposit with any Originator or any Affiliate thereof or (D) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person (any such reduction or adjustment, a “Reduction”), the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall within two (2) Business Days following the actual knowledge of any Responsible Officer of any Oncor Party of such Reduction or notice of such Reduction from the Administrative Agent or any Group Agent, pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such Reduction occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such Reduction and (II) an amount necessary to eliminate any Borrowing Base Deficit that exists at such time and (y) if such Reduction occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such Reduction;

(ii)    if (A) any of the representations or warranties in Section 6.01 is not true with respect to any Pool Receivable at the time made or deemed made or (B) any Receivable included in any Monthly Report as an Eligible Receivable or in any calculation of the Borrowing Base as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall within two (2) Business Days following the actual knowledge of any Responsible Officer of any Oncor Party of such event or notice of such event from the Administrative Agent or any Group Agent, pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Borrowing Base Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 3.01(d)(i) through 3.01(d)(ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)    if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 3.02. Payments and Computations, Etc.

(a)    Timing of Payments. All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b)    Interest on Unpaid Amounts. Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c)    Computational Conventions. All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Prime Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE IV INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 4.01. Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)    subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is provided under Section 4.03, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Lender hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or related Program Support

Agreement, (C) the Loans made by such Affected Person or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided that such Affected Person is generally seeking or intends generally to seek compensation from similarly situated borrowers under similar credit facilities (to the extent such Affected Person has the right under such similar credit facility to do so) with respect to such Changes in Law regarding capital or liquidity requirements.

(c)    [Reserved].

(d)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring at least 10 days after the Borrower’s receipt of such certificate.

(e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.02. Funding Losses.

(a)    The Borrower will pay each Lender all Breakage Fees.

(b)    A certificate of a Lender (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 3.01, pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

SECTION 4.03. Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower, Servicer, Administrative Agent or Group Agent, as applicable) requires the deduction or withholding of any Tax from any such payment to an Affected Person, then the Borrower, Servicer, Administrative Agent or Group Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or such Affiliate shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent (or, as applicable, the applicable Affected Person) for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, the Borrower shall not be required to indemnify an Affected Person under this Section 4.03(c) for the portion of any penalties, interest or expenses of Indemnified Taxes incurred more than 180 days prior to the earlier of (i) the date on which the Affected Person receives from the relevant Governmental Authority written notice of the imposition of such Indemnified Taxes, and (ii) the date on which such Affected Person has made payment of such Indemnified Taxes; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)    Indemnification by the Lenders. Each Lender (other than the Conduit Lenders) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or its Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons to comply with Section 13.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Lender (other than the Conduit Lenders) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any of its Affiliates to a Governmental Authority pursuant to this Section 4.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(A), 4.03(f)(ii)(B) and 4.03(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(1)    in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of Internal Revenue Service Form W-8ECI;

(3)    in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms); or

(4)    to the extent such Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY (or any successor forms), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms), a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative

Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Borrower or the Administrative Agent, executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.03(f) or Section 4.03(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Documentation Required by FATCA and other reporting regimes. If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

SECTION 4.04. Inability to Determine Rates; Change in Legality.

(a)    Subject to Section 4.06, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)    the Majority Group Agents determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the applicable Lenders of making and maintaining such Loan, and the Majority Group Agents have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Group Agents) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending Loan Request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such Loan Request into a request for a Loan of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.02. Subject to Section 4.06, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)    If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”) (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such repayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.02.

SECTION 4.05. Security Interest.

(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower undertakes to grant and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreement, (vi) all of the Borrower’s goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC), (vii) all other personal and fixture property or assets of the Borrower of every kind and nature and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC and all other Applicable Law. The Borrower hereby authorizes the Administrative Agent to file financing statements and any other applicable filings in any applicable jurisdiction describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)    Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

(d)    Immediately upon the satisfaction of each of the criteria set forth in Section 2.5 of the Purchase and Sale Agreement with respect to any Repurchased Qualified Defaulted Receivable, such Repurchased Qualified Defaulted Receivable along with the Related Rights with respect thereto shall be automatically released from the lien created hereby, all without delivery of any instrument or performance of any act by any party, and all rights to such Repurchased Qualified Defaulted Receivable along with the Related Rights with respect thereto shall revert to the Borrower.

SECTION 4.06. Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Majority Group Agents. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.06(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.06(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.06(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 4.06.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Loan Request for a borrowing of or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g)    Certain Defined Terms. As used in this Section 4.06:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 4.06.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 4.06.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.06 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.06.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent all Monthly Reports required to be delivered hereunder;

(c)    the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iv), shall be satisfied; and

(d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Credit Extension, or if such representations and warranties by their terms refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)    the Aggregate Capital does not exceed the Facility Limit;

(v)    the Termination Date has not occurred; and

(vi)    no Originator has provided written notice to the Borrower or the Administrative Agent of its election to terminate sales of Receivables under the Purchase and Sale Agreement.

SECTION 5.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b)    the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Purchase and Sale Agreement; and

(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release, or if such representations and warranties by their terms refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Release;

(iii)    no Borrowing Base Deficit exists or would exist immediately after giving effect to such Release;

(iv)    the Termination Date has not occurred; and

(v)    no Originator has provided written notice to the Seller or the Administrative Agent of its election to terminate sales of Receivables under the Purchase and Sale Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on each day that a Credit Extension occurs and on each date that a Release occurs:

(a)    Organization and Good Standing. The Borrower is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its Organizational Documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Borrower is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Borrower is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its property is bound, (ii) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its Organizational Documents, (iii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its property is bound other than this Agreement and the other Transaction Documents or (iv) conflict with or violate any material Applicable Law to which the Borrower is subject, except to the extent that any such conflict or violation referred to in clauses (i) or (iii) could not reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, arbitral or governmental proceeding pending against or, to the knowledge of the Borrower, threatened in writing, against the Borrower before any court or arbitrator or any governmental body, agency or official (including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or environmental regulation or control) and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivable or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that would materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect. The Borrower is not itself a “public utility” under the Public Utility Regulatory Act of Texas and is not itself subject to regulation as a “public utility” by the PUCT under Chapters 36 to and through 38 nor Section 39.158 of PURA.

(h)    Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)    Solvency. The Borrower is Solvent.

(j)    Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement, it being understood the formation of the Borrower was not such a change. The office and legal name of the Borrower is set forth on Schedule III hereto.

(k)    Investment Company Act; Volcker Rule. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)    No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.

(m)    Accuracy of Information. All Monthly Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and when taken as a whole, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of preparation.

(n)    Anti-Corruption Laws and Sanctions. None of the Borrower, any of its Subsidiaries, or to the knowledge of the Borrower, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any Sanction or (ii) operating, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, are in compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(o)    Proceeds. No part of the proceeds of any Loan or Release or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Oncor Party.

(p)    Certification of Beneficial Owner and Other Additional Information. The Borrower will promptly provide to the Administrative Agent and the Group Agents: (i) following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, a Certification of Beneficial Owner complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and the Group Agents, and (ii) such other information and documentation (including an updated Certification of Beneficial Owner) as may reasonably be requested by the Administrative Agent or any Group Agent from time to time for purposes of compliance by the Administrative Agent or such Group Agent with Applicable Laws (including the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Group Agent to comply therewith.

(q)    Transaction Information. The Borrower has not delivered, in writing or orally, to any Rating Agency rating or monitoring a rating of any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency rating or monitoring a rating of any Notes, without the participation of such Group Agent.

(r)    Perfection Representations.

(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims) in such Collateral.

(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)    The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(iv)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Borrower pursuant to the Purchase and Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(s)    The Collection Accounts.

(i)    Nature of Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)    Ownership. Each Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(iii)    Perfection of Collection Accounts. The Borrower has delivered to the Administrative Agent a fully executed Collection Account Control Agreement relating to each Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has a perfected security interest (as defined in the applicable UCC) in each Collection Account and such security interest is perfected by “control” (as defined in Section 9-104 of the UCC).

(iv)    Instructions. None of the Collection Accounts are legally titled in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer have consented to the applicable Collection Account Bank complying with instructions of any Person other than the Borrower, the Servicer and the Administrative Agent. All Obligors have been instructed to make all payments in respect of the Pool Receivables directly to a Collection Account.

(t)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(u)    Compliance with Applicable Law. The Borrower has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(w)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Borrowing Base as of any date is an Eligible Receivable as of such date.

(x)    Taxes. The Borrower has (i) timely filed all income (or similar Tax in lieu of income) and other material federal, state and local Tax returns required to be filed by it and (ii) paid, or caused to be paid, all income (or similar Tax in lieu of income) and other material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other government charges (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(y)    Tax Status. The Borrower (A) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (B) is not an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States. There is no withholding Tax imposed on payments from Obligors on the Receivables (or such payments are grossed up for any such withholding Tax). The Borrower is not subject to any material Taxes imposed by a state or local taxing authority.

(z)    Quality of Title. The Borrower has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Rights with respect thereto. Each Pool Receivable and the Related Rights with respect thereto, is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(aa)    Opinions. The facts regarding each Oncor Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(bb)    Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date, on each day that a Credit Extension occurs and on each date that a Release occurs:

(a)    Organization and Good Standing. The Servicer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its Organizational Documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its Organizational Documents, (iii) result in the creation or imposition of any Adverse Claim upon any of its property pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, other than this Agreement and the other Transaction Documents or (iv) conflict with or violate any material Applicable Law to which the Servicer is subject, except to the extent that any such conflict or violation referred to in clauses (i) or (iii) could not reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. There is no action, suit, arbitral or governmental proceeding pending against, or to the knowledge of the Servicer, threatened in writing, against the Servicer before any court or arbitrator or any governmental body, agency or official(including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgements, rulings and regulations relating to environmental pollution or environmental regulation or control): (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (iv) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration would not reasonably be expected to have a Material Adverse Effect.

(h)    [Reserved].

(i)    Accuracy of Information. All Monthly Reports, Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and, when taken as a whole, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time of preparation.

(j)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Servicer’s address specified on Schedule III.

(k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Borrowing Base as of any date is an Eligible Receivable as of such date.

(m)    [Reserved].

(n)    Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p)    No Material Adverse Effect. Since December 31, 2022 there has been no Material Adverse Effect on the Servicer.

(q)    Investment Company Act. The Servicer is not an “investment company,” as defined in, or subject to regulation under, the Investment Company Act.

(r)    Anti-Corruption Laws and Sanctions. None of the Servicer, any of its Subsidiaries, or to the knowledge of the Servicer, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any Sanction or (ii) operating, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Servicer, its Subsidiaries, and, to the knowledge of the Servicer, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, are in compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws in all material respects. The Servicer and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(s)    Proceeds. No part of the proceeds of any Loan or Release or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Oncor Party.

(t)    Transaction Information. The Servicer has not delivered, in writing or orally, to any Rating Agency rating or monitoring a rating of any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency rating or monitoring a rating of any Notes, without the participation of such Group Agent.

(u)    Financial Condition. The consolidated balance sheets of Oncor and its consolidated Subsidiaries as of December 31, 2022 and the related consolidated statements of income, retained earnings and cash flow of Oncor and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of Oncor and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (except as otherwise disclosed in such balance sheet and statement).

(v)    Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect with respect to each Plan, any Oncor Party, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of any Oncor Party, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of any Oncor Party, its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA, which such termination could result in a Material Adverse Effect, and no Multiemployer Plan is reasonably expected to be terminated where such termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Multiemployer Plan or otherwise, in a Material Adverse Effect.

(w)    Solvency. The Servicer is Solvent.

(x)    Compliance with Applicable Law. The Servicer has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(y)    Taxes. Except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, the Servicer has (i) timely filed all federal, state and local Tax returns required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(z)    Tax Status. The Borrower (A) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (B) is not an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States. There is no withholding Tax imposed on payments from Obligors on the Receivables (or such payments are grossed up for any such withholding Tax). The Borrower is not subject to any material Taxes imposed by a state or local taxing authority.

(aa)    Opinions. The facts regarding each Oncor Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(bb)    PUCT. The Servicer has filed all required tariffs and rates, to engage in its business and to charge and collect its claimed revenues and rates. The Servicer has obtained all approvals from and provided all notices to the PUCT as are required in connection with the execution, delivery and performance by each Oncor Party of this Agreement and the other Transaction Documents and such approvals are administratively final and not subject to any investigation, litigation, suspension, rehearing, or appeal.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VII

COVENANTS

SECTION 7.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a)    Payment of Capital and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)    Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)    Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:

(i)    Annual Financial Statements of the Borrower. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, copies of the unaudited annual income statement and balance sheet of the Borrower prepared in accordance with GAAP (subject to the absence of footnotes) duly certified by a Financial Officer of the Borrower with respect to such fiscal year.

(ii)    Monthly Reports. Beginning May 22, 2023, as soon as available and in any event not later than each Reporting Date, a Monthly Report as of the most recently completed Settlement Period (and for the avoidance of doubt the Monthly Report delivered on or prior to May 22, 2023 shall cover the entire calendar month of April); provided, however, that if an Event of Default has occurred and is continuing, the Borrower will additionally provide such more frequent calculations of the Borrowing Base and the components thereof as may be requested by the Administrative Agent.

(iii)    Receivable Information. Such additional information regarding (A) the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may from time to time reasonably request and (B) the principal amount, payment terms and obligors of the Excluded Receivables as the Administrative Agent or any Group Agent may from time to time reasonably request.

(iv)    Other Information. Such other information (including non-financial information) regarding the Pool Receivables or the operations, assets, liabilities and financial condition of any Oncor Party as the Administrative Agent or any Group Agent may from time to time reasonably request.

(v)    Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(d)    Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or Financial Officer of the Borrower learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)    Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including but not limited to, the PUCT and the Electric Reliability Council of Texas) against any Oncor Party, or, to the knowledge of a Financial Officer of any Oncor Party, affecting any Oncor Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case with respect to any Person other than the Borrower, there is a reasonable possibility of an adverse decision that would reasonably be expected to result in a Material Adverse Effect.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than Permitted Adverse Claim) upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)    Name Changes. Within thirty (30) days after any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(vi)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower (if any), the Servicer or any Originator, (ii) any material accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)    ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(viii)    Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(ix)    Material Adverse Effect. Promptly after the occurrence thereof, any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(x)    Judgment. The entry of one or more judgments or decrees against the Borrower.

(e)    Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)    Compliance with Applicable Laws. The Borrower will comply in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g)    Inspection of Receivables. The Borrower will, at the Borrower’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, further, that the Borrower shall not be responsible for the expense of more than one (1) such review during any twelve-month period unless an Event of Default has occurred and is continuing.

(h)    Payments on Receivables and Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each applicable Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables directly to a Collection Account. The Borrower (or the Servicer on its behalf) will, and will cause each applicable Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to a Collection Account. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Collection Account Control Agreement. The Borrower shall use commercially reasonable efforts to ensure that no funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables, are deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days transfer such funds to the appropriate Person entitled to such funds. The Borrower shall only add a Collection Account or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Collection Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account, in each case, with the prior written consent of the Administrative Agent and notice thereof to each Group Agent. The Borrower shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Borrower.

(i)    Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)    Change in Credit and Collection Policy. The Borrower will not make or consent to any material change in, or waive any of the provisions of, the Credit and Collection Policies which would be reasonably likely to materially and adversely affect the collectibility of the Pool Receivables or decrease the credit quality of any newly created Receivables without the prior written consent of the Administrative Agent; provided, however, that the Borrower may make a change in, or waive a provision of, the Credit and Collection Policy if such change or waiver is required by any requirement, order, directive or other pronouncement of or by the PUCT, the Tariff or PURA. Promptly following any material change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l)    Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, (i) permit itself (x) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (y) to be directly owned by any Person other than with respect to the Borrower, an Originator or (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, make any change in the Borrower’s name, identity, corporate structure or location or make any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m)    Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including (i) an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and the identification and reporting of all Excluded Receivables (including records adequate to permit the reasonably prompt identification of each Pool Receivable and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable and Excluded Receivable).

(n)    Identifying of Records. The Borrower shall: (i) take all steps reasonably necessary to ensure that there shall be placed on its master data processing report that it generates, a legend evidencing that the Pool Receivables have been transferred to the Borrower in accordance with the Purchase and Sale Agreement and (ii) cause each Originator to do the same.

(o)    Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts, other than any instruction to remit payments to a different Collection Account, unless the Administrative Agent shall have (i) received prior written notice of such addition, termination or change, (ii) received with respect to any Collection Account, a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts and (iii) consented to such change in writing (which consent shall not be unreasonably withheld or delayed).

(p)    Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any

Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q)    Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s Organizational Documents which requires the consent of the Independent Director.

(r)    Restricted Payments. (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its Capital Stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)    Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in the following ways: (A) the Borrower may make cash payments (including repayments) on the Subordinated Notes in accordance with their respective terms and (B) the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.

(iii)    The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s)    Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit) or bankers’ acceptances other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.

(t)    Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations due and payable under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(u)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)    The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)    The Borrower shall at all times be organized under the laws of the State of Delaware unless the Administrative Agent and the Majority Group Agents have consented to a change of jurisdiction in writing (such consent to be provided or withheld in the sole discretion of such Person).

(iv)    The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation), (y) the Administrative Agent and the Majority Group Agents have consented thereto in writing (such consent to be provided or withheld in the sole discretion of such Person) and (z) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, one or more opinions, in form and substance satisfactory to the Administrative Agent as to such matters as the Administrative Agent may reasonably request at such time.

(v)    [Reserved].

(w)    Transaction Information. The Borrower shall not deliver, in writing or orally, to any Rating Agency rating or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency rating or monitoring a rating of any Notes without the participation of such Group Agent.

(x)    Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(y)    Taxes. The Borrower will (i) timely file all income (or similar Tax in lieu of income) and other material federal, state and local Tax returns required to be filed by it and (ii) pay, or cause to be paid, all income (or similar Tax in lieu of income) and other material Taxes, assessments and other governmental charges when due, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(z)    Commingling. The Borrower (or the Servicer on their behalf) will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Collection Account other than (i) Collections on Pool Receivables and (ii) collections on Excluded Receivables.

(aa)    Borrower’s Tax Status. The Borrower will remain a wholly-owned subsidiary of a U.S. Person. The Borrower will not (A) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person for U.S. federal income tax purposes or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any Tax in any jurisdiction outside the United States. The Borrower shall ensure that there will be no withholding Tax imposed on payments from Obligors on the Receivables (or such payments will be grossed up for any such withholding Tax). The Borrower will not become subject to any material Taxes imposed by a state or local taxing authority.

(bb)    Use of Proceeds. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or Release or any other transaction contemplated by this Agreement or any other Transaction Document, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions. No part of the proceeds of the Loans or Release or any other transaction contemplated by this Agreement or any other Transaction Document will be used by the Borrower, directly, or to the Borrower’s knowledge, indirectly, in violation of Anti-Corruption Laws, applicable Sanctions or applicable Anti-Money Laundering Laws.

SECTION 7.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a limited liability company or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:

(i)    Quarterly Financial Statements of Oncor. As soon as available and in any event within 75 days after the end of each of the first three quarterly accounting periods in each fiscal year of Oncor, beginning with the fiscal quarter ending March 31, 2023, a consolidated balance sheet of Oncor and its Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter, for the portion of Oncor’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of Oncor’s fiscal year ended at the end of such quarter, setting forth comparative figures for the corresponding date in the previous year and period to the extent required in Form 10-Q, all certified (subject to normal year-end adjustments and absence of footnotes) as to fairness of presentation, GAAP and consistency by a Financial Officer of Oncor.

(ii)    Annual Financial Statements of Oncor. As soon as available and in any event within 120 days after the end of each fiscal year of Oncor, beginning with the fiscal year ending December 31, 2023, the consolidated balance sheet of Oncor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner reasonably acceptable to the SEC by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing whose opinion shall not contain a going concern qualification or exception.

(iii)    Compliance Certificates. Together with each delivery of financial statements pursuant to Sections 7.02(b)(i) and (ii), a compliance certificate, in form and substance substantially similar to Exhibit H, signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(iv)    Monthly Reports. The materials required to be provided by the Borrower pursuant to Section 7.01(c)(ii).

(v)      Receivable Information. Such additional information regarding (A) the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may from time to time reasonably request and (B) the principal amount, payment terms and obligors of the Excluded Receivables as the Administrative Agent or any Group Agent may from time to time reasonably request.

(vi)    Other Information. Such other information (including non-financial information) regarding the Pool Receivables or the operations, assets, liabilities and financial condition of any Oncor Party as the Administrative Agent or any Group Agent may from time to time reasonably request.

(vii)    Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (b) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(c)      Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or Financial Officer of the Servicer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer or any other Oncor Party under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)    Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Oncor Party, or, to the knowledge of a Financial Officer of any Oncor Party, affecting any Oncor Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case with respect to any Person other than the Borrower, would reasonably be expected to result in a Material Adverse Effect.

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than Permitted Adverse Claim) upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)    Name Changes. Within thirty (30) days after any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(vi)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer or any Originator, (ii) any material accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)    ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(viii)    Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(ix)    PUCT. The receipt by any Oncor Party of any notice, complaint or order from the PUCT concerning the validity, effectiveness, or enforceability of this Agreement, or that propose or require any waiver or forbearance of or amendment to any provision of any of the Transaction Documents.

(x)    Material Adverse Effect. Promptly after the occurrence thereof, any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(xi)    Judgment. The entry of one or more judgments or decrees against the Borrower.

(d)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e)    Compliance with Applicable Laws. The Servicer will comply in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)    Inspection of Receivables. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, further, that the Servicer shall not be responsible for the expense of more than one (1) such review during any twelve-month period unless an Event of Default has occurred and is continuing.

(g)    Payments on Receivables and Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables directly to a Collection Account. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to a Collection Account. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer shall use commercially reasonable efforts to ensure that no funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables, are deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days transfer such funds to the appropriate Person entitled to such funds. The Servicer will cause each Collection Account Bank to comply with the terms of any applicable Collection Account Control Agreement. The Servicer shall only add a Collection Account, or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Collection Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Borrower.

(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)    Change in Credit and Collection Policy. The Servicer will not make or consent to any material change in, or waive any of the provisions of, the Credit and Collection Policies which would be reasonably likely to materially and adversely affect the collectibility of the Pool Receivables or decrease the credit quality of any newly created Receivables without the prior written consent of the Administrative Agent; provided, however, that the Servicer may make a change in, or waive a provision of, the Credit and Collection Policy if such change or waiver is required by any requirement, order, directive or other pronouncement of or by the PUCT, the Tariff or PURA. Promptly following any material change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(j)    Books and Records. The Servicer will maintain and implement administrative and operating procedures (including (i) an ability to recreate records evidencing

Pool Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and the identification and reporting of all Excluded Receivables (including records adequate to permit the reasonably prompt identification of each Pool Receivable and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable and Excluded Receivable).

(k)    Identifying of Records. The Servicer shall (i) take all steps reasonably necessary to ensure that there shall be placed on the master data processing report that it generates, a legend evidencing that the Pool Receivables have been transferred to the Borrower in accordance with the Purchase and Sale Agreement and (ii) cause each Originator to do the same.

(l)    Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts, other than any instruction to remit payments to a different Collection Account, unless the Administrative Agent shall have (i) received prior written notice of such addition, termination or change, (ii) with respect to any Collection Account, received a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts and (iii) consented to such change in writing (which consent shall not be unreasonably withheld or delayed).

(m)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(n)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)    Transaction Information. None of the Servicer nor any Affiliate of the Servicer shall deliver, in writing or orally, to any Rating Agency rating or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency, and will not participate in any oral communications with respect to Transaction Information with any Rating Agency rating or monitoring a rating of any Notes without the participation of such Group Agent.

(p)    [Reserved].

(q)    Taxes. The Servicer will (i) timely file all material federal, state and local Tax returns required to be filed by it and (ii) pay, or cause to be paid, all material Taxes, assessments and other governmental charges when due, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(r)    Commingling. The Servicer will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Collection Account other than (i) Collections on Pool Receivables and (ii) collections on Excluded Receivables.

(s)    No Adverse Claim on Borrower. The Servicer will not create or permit to exist any Adverse Claim on any Capital Stock of the Borrower.

(t)    Use of Proceeds. The Servicer will not, directly or, to the knowledge of the Servicer, indirectly, use the proceeds of the Loans or Release or any other transaction contemplated by this Agreement or any other Transaction Document, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions. No part of the proceeds of the Loans or Release or any other transaction contemplated by this Agreement or any other Transaction Document will be used by the Servicer, directly, or to the Servicer’s knowledge, indirectly, in violation of Anti-Corruption Laws, applicable Sanctions or applicable Anti-Money Laundering Laws.

(u)    [Reserved].

(v)    Borrower’s Tax Status. The Servicer shall ensure that the Borrower remains a wholly-owned subsidiary of a U.S. Person. The Servicer shall ensure that the Borrower will not (A) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person for U.S. federal income tax purposes or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Servicer shall ensure that the Borrower shall not become subject to any Tax in any jurisdiction outside the United States. The Servicer shall ensure that there will be no withholding Tax imposed on payments from Obligors on the Receivables (or such payments will be grossed up for any such withholding Tax). The Servicer shall ensure that the Borrower will not become subject to any material Taxes imposed by a state or local taxing authority.

(w)    ERISA. With respect to any Plan in which any Oncor Party or any of its Subsidiaries that are members of the Controlled Group sponsor, the Servicer will, and will cause each of its Subsidiaries that are members of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Effect.

(x)    No Adverse Claim on Excluded Receivables. The Servicer will not create or permit to exist any Adverse Claim on any Excluded Receivables.

(y)    Commingling. The Servicer will, and will cause each Originator to, ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

SECTION 7.03. Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any other Oncor Party and their Affiliates. Therefore, the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of any other Oncor Party and any other Person, and is not a division of any Oncor Party or any of its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Borrower and the Servicer shall take such actions as shall be required in order that:

(a)    Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Organizational Documents to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in, the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)    No Other Business or Debt. The Borrower shall not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under its Organizational Documents or the Transaction Documents. The Borrower shall not incur, create or assume any indebtedness except as expressly permitted under the Transaction Documents.

(c)    Independent Director. Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Originator or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or any Affiliate that is or was a bankruptcy-remote special purpose entity); (ii) a customer or supplier of the Borrower, the Originator or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or any Affiliate that is or was a bankruptcy-remote special purpose entity); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in the Borrower’s Organizational Documents, in which case the Borrower shall provide written notice of such election or appointment within ten (10) Business Day after such event) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies such criteria for an Independent Director.

The Borrower’s Organizational Documents shall provide that, among other things: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

No Independent Director shall at any time serve as a trustee in bankruptcy for any Oncor Party or any of their respective Affiliates.

(d)    Organizational Documents. The Borrower shall maintain its Organizational Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 7.01(q).

(e)    Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its Organizational Documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)    Employees. The Borrower shall not have any employees.

(g)    Compensation. As part of the services to be performed by Servicer for which it receives the Servicing Fee, Servicer will pay any consultant or agent of the Borrower for services provided to the Borrower, and to the extent that the Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees; provided, Servicer acknowledges that no additional amounts shall be required to be paid by the Borrower other than the Servicing Fee on account of salaries and expenses to officers and other employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a Servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which Persons will be fully compensated for services by the Servicer in consideration of the Servicer receiving the Servicing Fee.

(h)    Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(i)    Operating Expenses. Other than with respect to initial organization expenses, the Borrower shall pay its operating expenses and liabilities from its own assets.

(j)    Stationery. The Borrower will use, to the extent used, separate stationery, invoices and checks.

(k)    Books and Records. The Borrower’s books and records will be maintained separately from those of the other Oncor Parties and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(l)    Disclosure of Transactions. All financial statements of the Oncor Parties that are consolidated to include the Borrower will disclose that (i) the Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the assets of the Borrower are not available to pay creditors of the other Oncor Parties or any Affiliate thereof.

(m)    Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the other Oncor Parties or any Affiliates thereof.

(n)    Corporate Formalities. The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and the Borrower has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.

(o)    Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with each of the other Oncor Parties and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor any other Oncor Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Each Oncor Party and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(p)    Allocation of Overhead. To the extent that Borrower, on the one hand, and each of the other Oncor Parties or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

(q)    Conduct of Business. Borrower has conducted and shall conduct its business solely in its own name.

(r)    No Holding Out. Borrower has not held itself out and Borrower shall not hold itself out as having agreed to pay indebtedness incurred by any other Oncor Parties or any Affiliate thereof. Borrower has not guaranteed and Borrower will not guarantee or become obligated for the debts of any other Person. Borrower has not held and Borrower will not hold itself out as being responsible for the debts or obligations of any other Person.

(s)    [Reserved].

(t)    Not Acquire Securities. Borrower has not acquired and Borrower shall not acquire obligations or securities of its managers, members or Affiliates, as applicable.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 8.01. Appointment of the Servicer.

(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Oncor is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents), subject to the Tariff, PURA or any PUCT requirements, designate as Servicer any Person (including itself) to succeed Oncor or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof and such Person shall not be a Disqualified Institution.

(b)    Upon any replacement of a Servicer with a successor Servicer as set forth in clause (a) above, the exiting Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and such exiting Servicer shall cooperate with and assist such new Servicer to the extent such cooperation or assistance is not prohibited by the Tariff, PURA or any PUCT requirements. Subject to the preceding sentence, such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)    Oncor acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Oncor’s agreement to act as Servicer hereunder. Accordingly, Oncor agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of any Originator, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation; provided, no such consent shall be required with respect to the delegation of any duties to outside collection agencies with respect to certain Defaulted Receivables.

SECTION 8.02. Duties of the Servicer.

(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy, the Tariff, PURA or any PUCT requirements, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws (including the Tariff, PURA or any PUCT requirements) or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the original due date or invoice date of such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable, a Repurchased Qualified Defaulted Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer (subject to any requirements or restrictions set forth in the Tariff, PURA or the PUCT) to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the applicable Originator the collections of any indebtedness that is not a Pool Receivable, less, if Oncor or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Oncor or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the applicable Originator all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 8.03. Collection Account. On or prior to the Closing Date, the Borrower shall have entered into Collection Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Collection Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Collection Account Control Agreement. The Borrower and the Servicer hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower and the Servicer hereby further agrees to take any other action and to cause each Originator to take any other action, in each case, that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 8.04. Enforcement Rights.

(a)    At any time following the occurrence and during the continuation of an Event of Default:

(i)    subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)    subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool

Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be;

(iii)    subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)    the Administrative Agent may notify the Collection Account Banks that no Oncor Party will any longer have any access to the Collection Accounts;

(v)    subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi)    the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)    Subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)    Subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, the Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 8.05. Responsibilities of the Borrower.

(a)    Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been collaterally assigned hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations, and (ii) pay or cause to be paid when due any sales taxes, excise tax, personal property tax or similar taxes that are payable in connection with the Pool Receivables and their creation and satisfaction (not including, for the avoidance of doubt, any Excluded Taxes) and timely file all material tax returns required to be filed by it. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

(b)    Oncor hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Oncor shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Oncor conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Oncor its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 3.01).

SECTION 8.06. Servicing Fee.

(a)    Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the aggregate Unpaid Balance of the Pool Receivables as of the last day of each Settlement Period. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(a).

(b)    If the Servicer ceases to be Oncor or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)    (i) any Oncor Party shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement or any other Transaction Document to which it is a party (other than those specified in clause (ii) or (iii) of this paragraph (a) or in paragraph (c), (k), (m) or (o) below), and such failure, solely to the extent capable of cure, shall continue for fifteen (15) Business Days following knowledge or notice thereof by any Oncor Party, (ii) any Oncor Party shall fail to make when due (x) any payment or deposit of Interest, Fees, Breakage Fees or other amounts to be made by it hereunder or under any other Transaction Document as and when due and such failure is not remedied within five (5) Business Days or (y) any payment of Capital under this Agreement or any other Transaction Document and such failure is not remedied within two (2) Business Days or (iii) Oncor shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)    any representation or warranty made or deemed made by any Oncor Party under this Agreement or any other Transaction Document (including in any report or certificate required to be delivered under any Transaction Document), shall prove to have been incorrect or untrue in any material respect (or, with respect to any representation, warranty, certification or statement already qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made unless such representation or warranty relates solely to one or more specific Pool Receivables and the Borrower (or the Originator or the Servicer) makes a Deemed Collection payment with respect to such Pool Receivable when and to the extent required by the Transaction Documents;

(c)    the Borrower or the Servicer shall fail to deliver any Monthly Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to any portion of the Collateral, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(e)    any Oncor Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding;

(f)    the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 1.00%;

(g)    the Days’ Sales Outstanding for the preceding Settlement Period shall at any time exceed 62.5 days;

(h)    [reserved];

(i)    the average of the Loss Ratios for the three preceding Settlement Periods shall at any time exceed 4.00%;

(j)    a Change in Control shall occur;

(k)    a Responsible Officer of any Oncor Party has actual knowledge that a Borrowing Base Deficit has occurred and such condition shall not have been cured within two (2) Business Days;

(l)    (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Oncor Party, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least the Threshold Amount in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event (other than as specified in Section 9.01(x)) shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or voluntary prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(m)    the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 7.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 7.03(c) of this Agreement;

(n)    [reserved];

(o)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Oncor Party and such lien shall not have been released within ten (10) Business Days or (ii) the PBGC shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Oncor Party;

(p)    an ERISA Event shall have occurred, and such ERISA Event, alone or together with all other such ERISA Events, if any, could reasonably be expected to result in a Material Adverse Effect;

(q)    [reserved];

(r)    [reserved];

(s)    (i) a Purchase and Sale Termination Event shall occur under the Purchase and Sale Agreement, (ii) Receivables that have been generated by any Originator cease being sold or contributed by such Originator to the Borrower pursuant to the Purchase and Sale Agreement or (iii) any Originator provides written notice to the Borrower or the Administrative Agent of its election to terminate sales of Receivables under the Purchase and Sale Agreement;

(t)    (i) any Oncor Party shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) the Borrower becomes a “covered fund” within the meaning of the Volcker Rule;

(u)    any provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Oncor Party (or any of their respective Affiliates) shall contest in writing the validity or enforceability of any Transaction Document;

(v)    [reserved];

(w)    (i) one or more judgments or decrees shall be entered against the Borrower (A) assessing monetary damages in excess of $10,000 and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment or order or (B) that results in a Material Adverse Effect or (ii) one or more judgments or orders for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Oncor Party or any combination thereof (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Oncor Party to enforce any such judgment or order; or

(x)    Oncor shall fail to satisfy the Credit Agreement Financial Covenant. If, after the Closing Date, the Credit Agreement Financial Covenant (or any of the defined terms used in connection with such covenant) is amended, amended and restated, modified or waived, then the test set forth in this clause (x) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, amendment and restatement, modification or waiver, (i) each of the Group Agents (or an Affiliate thereof) are a party to the Credit Agreement, (ii) each of the Group Agents (or an Affiliate thereof) consented in writing to such amendment, amendment and restatement, modification or waiver under the Credit Agreement and (iii) such amendment, amendment and restatement, modification or waiver is consummated in accordance with the terms of the Credit Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 9.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 3.01.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 10.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 10.04. Indemnification of Administrative Agent. Each Committed Lender agrees to indemnify the Administrative Agent on demand (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Committed Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 10.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 10.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Lender(s) and Related Committed Lender(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 10.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 10.09. Successor Administrative Agent.

(a)    The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment, subject to the prior written approval of the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required upon the occurrence and continuance of an Event of Default). If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent, subject to the prior written approval of the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required upon the occurrence and continuance of an Event of Default). If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 10.10. Erroneous Payment.

(a)    If the Administrative Agent (x) notifies a Lender, Credit Party or Secured Party, or any Person who has received funds on behalf of a Lender, Credit Party or Secured Party (any such Lender, Credit Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Credit Party, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.10 and held in trust for the benefit of the Administrative Agent, and such Lender, Credit Party or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Credit Party, Secured Party or any Person who has received funds on behalf of a Lender, Credit Party or Secured Party, agrees that if it receives a payment or repayment (whether received as a payment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or repayment, (y) that was not preceded or accompanied by a notice of payment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Credit Party or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment or repayment; and

(ii)    such Lender, Credit Party or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.10(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender, Credit Party or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Credit Party or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Credit Party or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)    Subject to Section 13.03 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative

Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Credit Party or Secured Party, to the rights and interests of such Lender, Credit Party or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Oncor Parties’ Borrower Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Borrower Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower or any other obligation owed by any other Oncor Party; provided that this Section 10.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Borrower Obligations of the Borrower relative to the amount (and/or timing for payment) of the Borrower Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, the termination of the

Commitments and/or the repayment, satisfaction or discharge of Borrower Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XI

THE GROUP AGENTS

SECTION 11.01. Authorization and Action. Each Credit Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Borrower or any Affiliate thereof, any Lender except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Borrower or any Affiliate thereof; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Group Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also a Group Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Group Agents. Each Committed Lender in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Lender to the aggregate Percentages of all Committed Lenders in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Notice of Events of Default. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Credit Party, the Servicer or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Credit Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Default or Event of Default as may be directed by Committed Lenders in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XI), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Group.

SECTION 11.07. Non-Reliance on Group Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Credit Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Credit Party in its Group, no Group Agent shall have any duty or responsibility to provide any Credit Party in its Group with any information concerning the Borrower or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Borrower, the Servicer and the Credit Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Lender(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 11.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Credit Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Credit Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Credit Parties in its Group.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Indemnification by the Borrower.

(a)    Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted from the gross negligence or willful misconduct by such Borrower Indemnified Party seeking indemnification, (b) Borrower Indemnified Amounts resulting from any litigation not involving an act or omission of any Oncor Party brought by a Borrower Indemnified Party against another Borrower Indemnified Party (unless such litigation relates to claims against the Administrative Agent, acting in such capacity) and (c) Taxes (other than (x) Taxes enumerated in clause (xv) below and (y)

Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to the Borrower Indemnified Party any and all amounts necessary to indemnify the Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i)    any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Borrowing Base but which is not an Eligible Receivable at such time;

(ii)    any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue or incorrect when made or deemed made;

(iii)    the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)    the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable or the furnishing or failure to furnish any such services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)    the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over any Collection Account;

(viii)    any failure of the Borrower to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(ix)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other services which are the subject of or related to any Pool Receivable;

(x)    the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with collections on Excluded Receivables);

(xi)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xii)    any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xiii)    any setoff with respect to any Pool Receivable;

(xiv)    any claim brought by any Person other than the Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xv)    the failure by the Borrower to pay when due any sales, excise, personal property or similar Taxes payable in connection with the Receivables (not including, for the avoidance of doubt, Excluded Taxes);

(xvi)    any failure of a Collection Account Bank to comply with the terms of the applicable Collection Account Control Agreement, the termination by a Collection Account Bank of any Collection Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Collection Account Control Agreement;

(xvii)    any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix)    any investigation, litigation or proceeding (actual or threatened) related to any Collections remitted thereto or related to any Excluded Receivables or collections thereof;

(xx)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, and all reasonable costs and expenses (including Attorney Costs) incurred in connection with defense thereof by, any Borrower Indemnified Party in connection with the Transaction Documents as a result of any action of any Oncor Party or any of their respective Affiliates;

(xxi)    any investigation, litigation, dispute or proceeding (actual or threatened) related to any Collection Account or any amounts on deposit therein;

(xxii)    the use of proceeds of any Credit Extension; or

(xxiii)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)    [reserved].

(c)    If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless for any Borrower Indemnified Amount, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

(d)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 12.02. Indemnification by the Servicer.

(a)    The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by such Servicer Indemnified Party seeking indemnification, (ii) Servicer Indemnified Amounts resulting from any litigation not involving an act or omission of any Oncor Party brought by a Servicer Indemnified Party against another Servicer Indemnified Party (unless such litigation relates to claims against the

Administrative Agent, acting in such capacity) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)    any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Borrowing Base but which is not an Eligible Receivable at such time;

(ii)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue or incorrect when made or deemed made;

(iii)    the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)    the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with collections on Excluded Receivables);

(v)    any investigation, litigation or proceeding (actual or threatened) related to any Collections remitted thereto or related to any Excluded Receivables or collections thereof;

(vi)    the failure by any Pool Receivable or the related Contract to conform to any Applicable Law;

(vii)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Servicer Indemnified Party in connection with the Transaction Documents as a result of any action of any Oncor Party or any of their respective Affiliates;

(viii)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(ix)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or other Collateral or any related Contract or any related Collections;

(x)    any failure to deliver (or material delay in delivering) the related service to the applicable Obligor;

(xi)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)    the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over any Collection Account; or

(xiii)    any liability described in Section 4.03.

(b)    If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments, Etc.

(a)    No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Except as otherwise expressly set forth in this Agreement (including Section 4.06), no amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)    change (directly or indirectly) the definitions of, Borrowing Base, Borrowing Base Deficit, Defaulted Receivable, Repurchased Qualified Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivable Pool Balance, Required Reserves or Stress Factor contained in this Agreement, or increase the then existing Specified Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;

(ii)    reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)    release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(iv)    change any of the provisions of this Section 13.01 or the definition of “Majority Group Agents”; or

(v)    change the order of priority in which Collections are applied pursuant to Section 3.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Lender’s Commitment hereunder without the consent of such Committed Lender, (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group, (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (v) above and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification and (D) the Borrower and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver of this Agreement to cure any ambiguity, omission, defect, mistake or inconsistency with this Agreement or with any other Transaction Document without the written consent of any other party hereto.

SECTION 13.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 13.03. Assignability.

(a)    Assignment by Conduit Lenders. This Agreement and the rights of each Conduit Lender hereunder (including each Loan made by it hereunder) shall be assignable by such Conduit Lender and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Lender without prior notice to or consent from the Borrower or any other party, or any other condition or restriction of any kind, (ii) to any other Lender with prior notice to the Borrower but without consent from the Borrower or (iii) with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing), to any other Eligible Assignee. Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Borrower and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Borrower and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 13.06(b).

(b)    Assignment by Committed Lenders. Each Committed Lender may assign to any Eligible Assignee or to any other Committed Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that:

(i)    except for an assignment by a Committed Lender to either an Affiliate of such Committed Lender or any other Committed Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing);

(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; and

(iii)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Lender hereunder and (y) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).

(c)    Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its address referred to on Schedule III of this

Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Conduit Lenders, the Commitment of each Committed Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Conduit Lender and Committed Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Group Agents, and the other Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Committed Lender or Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, any Group Agent, any Conduit Lender or any Committed Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Lender and an Eligible Assignee or assignee Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(e)    Participations. Each Committed Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that:

(i)    such Committed Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii)    such Committed Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Lenders, the other Committed Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) and Section 4.03(g) (it being understood that the documentation required under Section 4.03(f) and Section 4.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)    Participant Register. Each Committed Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Committed Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(h)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to a security trustee in connection with the funding by such Person of Loans, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 13.04. Costs and ExpensesSECTION 13.05.. In addition to the rights of indemnification granted under Section 12.01 hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 13.05. No Proceedings; Limitation on Payments.

(a)    Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of each Conduit Lender, not, prior to the date which is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of such Conduit Lender outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Lender to invoke, the process of any court or any other governmental authority for the purpose of (i) commencing, or sustaining, a case against such Conduit Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Conduit Lender, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of such Conduit Lender.

(b)    Each of the Servicer, each Group Agent, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any insolvency proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence and continuance of an Event of Default.

(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Lender shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay such Conduit Lender’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all of its outstanding Notes and Discretionary Advances (assuming such outstanding Notes and Discretionary Advances matured at such time) in accordance with the program documents governing such Conduit

Lender’s securitization program or (y) all of such Conduit Lender’s Notes and Discretionary Advances are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 13.05 shall survive any termination of this Agreement.

SECTION 13.06. Confidentiality.

(a)    Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives, (iii) to the PUCT, (iv) to the extent it should be (A) required by Applicable Law, (B) required by any legal or regulatory proceeding or (C) requested by any Governmental Authority to disclose such information, or (v) to intervenors in a PUCT proceeding who agree to keep any non-publicly available documents confidential. For the avoidance of doubt, the Administrative Agent and each Group Agent hereby consents to Servicer’s filing of this Agreement with the Securities and Exchange Commission. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b)    Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Lender’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Lender or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, Representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such Tax treatment and Tax structure.

SECTION 13.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 13.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.10, 11.04, 12.01, 12.02, 13.04, 13.05, 13.06, 13.09, 13.10, 13.11 and 13.13 shall survive any termination of this Agreement.

SECTION 13.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)    EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 13.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 13.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 13.13. Limitation of Liability.

(a)    No claim may be made by any Oncor Party against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)    Without limiting the obligations of the Borrower and the Servicer under Section 12.01 and 12.02, neither the Borrower nor the Servicer shall have any liability for any punitive, special, indirect or consequential damages resulting from this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)    The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 13.14. Intent of the Parties. The Borrower, the Servicer, the Administrative Agent and the other Credit Parties acknowledge and agree that the Loans and the obligations of the Borrower hereunder are intended to be treated under United States federal, and applicable state, and local tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree not to file any tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law, as confirmed in the opinion of nationally recognized tax counsel, and the person taking such inconsistent position provides written advance notice to the other parties hereto, it being understood and agreed that the parties hereto will otherwise defend in good faith the Intended Tax Treatment prior to such change in position. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 13.15. USA PATRIOT Act Notice. The Administrative Agent and each of the other Credit Parties hereby notifies each other party hereto that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each such party, which information includes the name, address, tax identification number and other information that will allow the Administrative Agent and each of the other Credit Parties to identify such party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Promptly following any request therefor, each party to this Agreement shall deliver to the Administrative Agent all documentation and other information requested by the Administrative Agent in connection with applicable “know your customer” and anti-money-laundering and counter-terrorist financing laws, rules and regulations and the Beneficial Ownership Rule.

SECTION 13.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of: (a) the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured) or (b) the Servicer against amounts owing by the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 13.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 13.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.20. Separateness of the Borrower and Oncor from Sempra and its Subsidiaries. Each Credit Party acknowledges and affirms that (i) it has advanced funds to or extended credit on behalf of the Borrower in reliance upon the separateness of Holdings and its Subsidiaries (including the Borrower and Oncor) from Sempra and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons and (ii) the Borrower and the Servicer and their Subsidiaries have assets and liabilities that are separate from those of Sempra and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ONCOR RECEIVABLES LLC By: /s/ Kevin R. Fease Name: Kevin R. Fease Title: Treasurer

ONCOR ELECTRIC DELIVERY COMPANY LLC, as the Servicer By: /s/ Kevin R. Fease Name: Kevin R. Fease Title: Vice President and Treasurer

S-1	Receivables Financing Agreement

MUFG BANK, LTD., as Administrative Agent By: /s/ Eric Williams Name: Eric Williams Title: Managing Director

MUFG BANK, LTD., as Group Agent for the MUFG Group By: /s/ Eric Williams Name: Eric Williams Title: Managing Director

MUFG BANK, LTD., as a Committed Lender By: /s/ Eric Williams Name: Eric Williams Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as a Conduit Lender By: /s/ Kevin J. Corrigan Name: Kevin J. Corrigan Title: Vice President

S-2	Receivables Financing Agreement

SMBC NIKKO SECURITIES AMERICA, INC., as Group Agent for the SMBC Group By: /s/ Yukimi Konno Name: Yukimi Konno Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Lender By: /s/ Suela Von Bargen Name: Suela Von Bargen Title: Director

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Lender By: /s/ Irina Khaimova Name: Irina Khaimova Title: Vice President

S-3	Receivables Financing Agreement

ROYAL BANK OF CANADA, as Group Agent for the RBC Group By: /s/ Veronica L. Gallagher Name: Veronica L. Gallagher Title: Authorized Signatory

ROYAL BANK OF CANADA,
as a Committed Lender

By: /s/ Janine D. Marsini

Name: Janine D. Marsini
Title: Authorized Signatory

By: /s/ Veronica L. Gallagher

Name: Veronica L. Gallagher
Title: Authorized Signatory

THUNDER BAY FUNDING, LLC, as a Conduit Lender By: /s/ Veronica L. Gallagher Name: Veronica L. Gallagher Title: Authorized Signatory

S-4	Receivables Financing Agreement

EXHIBIT A

Form of Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Group Agents]

Re:    Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of April 28, 2023 among Oncor Receivables LLC (the “Borrower”), Oncor Electric Delivery Company LLC, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby requests a Loan in the amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by the MUFG Group, $[___] will be funded by the SMBC Group and $[___] will be funded by the RBC Group). The proceeds of such Loan should be deposited by each Lender (including Lenders in the SMBC Group and the RBC Group) to the Administrative Agent’s Account (which is at [________], ABA Number: [_________] and Account Number: [_________]) and distributed by the Administrative Agent from the Administrative Agent’s Account to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

Exhibit A-1

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)    the Aggregate Capital will not exceed the Facility Limit; and

(v)    the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

ONCOR RECEIVABLES LLC

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF BORROWER]

[Date]

[Administrative Agent]

[Group Agents]

Re:                                                             Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of April 28, 2023 among Oncor Receivables LLC (the “Borrower”), Oncor Electric Delivery Company LLC, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Borrower hereby notifies the Administrative Agent and the Lenders that it shall prepay the outstanding Capital of the Lenders in the amount of [$_______] to be made on [_____, 202_].    After giving effect to such repayment, the Aggregate Capital will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such repayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such repayment;

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such repayment; and

(iv)    the Termination Date has not occurred.

Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

ONCOR RECEIVABLES LLC

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

Section 1.

Commitment assigned:	$	[_____	]
Assignor’s remaining Commitment:	$	[_____	]
Capital allocable to Commitment assigned:	$	[_____	]
Assignor’s remaining Capital:	$	[_____	]
Interest (if any) allocable to Capital assigned:	$	[_____	]
Interest (if any) allocable to Assignor’s remaining Capital:	$	[_____	]

Section 2.

Effective Date of this Assignment and Acceptance Agreement:    [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 13.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Lender under that certain Receivables Financing Agreement, dated as of April 28, 2023 among Oncor Receivables LLC (the “Borrower”), Oncor Electric Delivery Company LLC, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above
written:

MUFG BANK, LTD.,
as Administrative Agent

By:
Name:
Title:

ONCOR RECEIVABLES LLC,
as Borrower

By:
Name:
Title:

Exhibit C-2

EXHIBIT E

[Reserved]

Exhibit E-1

EXHIBIT F

[Reserved]

Exhibit F-1

EXHIBIT H

Form of Compliance Certificate

To: MUFG Bank, Ltd., as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of April 28, 2023 among Oncor Receivables LLC (the “Borrower”), Oncor Electric Delivery Company LLC, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected ________________of the Servicer.

2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.    Schedule I attached hereto sets forth financial statements of Oncor and its Subsidiaries for the period referenced on such Schedule I.

[5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit H-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

[_________]

By:
Name:
Title:

Exhibit H-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.    Schedule of Compliance as of                                     , 20     with Section 7.02(b) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:                                     .

B.    The following financial statements of Oncor and its Subsidiaries for the period ending on                         , 20    , are attached hereto:

Exhibit H-3

SCHEDULE I

Commitments

Party	Capacity	Commitment

MUFG	Committed Lender	$300,000,000

SMBC	Committed Lender	$100,000,000

RBC	Committed Lender	$100,000,000

Schedule I-1